Exhibit 99

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports fourth-quarter and full-year 2013 financial results

MADISON, Wis., Feb. 20, 2014 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter and year ended Dec. 31, 2013.

Exact reported total revenues of $1.0 million for the fourth quarter of 2013, compared to total revenues of $1.0 million during the same period of 2012.  Total revenues for the year ended ended Dec. 31, 2013, were $4.1 million, compared to $4.1 million for the year ended Dec. 31, 2012.

Exact reported a net loss of ($12.2) million, or ($0.17) a share, for the quarter ended Dec. 31, 2013. The company had a net loss of ($14.0) million, or ($0.22) a share, for the same period in 2012.  The net loss for the year ended Dec. 31, 2013, was ($46.5) million, or ($0.69) a share.  The company’s net loss for the year ended Dec. 31, 2012 was ($52.4) million, or ($0.88) a share.

Operating expenses for the quarter ended Dec. 31, 2013, were $13.3 million, compared to $15.1 million for the same period in 2012.  Operating expenses for the year ended Dec. 31, 2013 totaled $50.9 million, compared to $56.8 million for the same period in 2012.

Exact ended 2013 with cash, cash equivalents and marketable securities of $133.3 million, compared to $108.1 million at Dec. 31, 2012.

“The year 2013 was one of great progress for Exact Sciences,” said Kevin T. Conroy, the company’s president and CEO.  “We completed our submission to the FDA during 2013 and Cologuard has continued to move through the approval process. We’re looking forward to the discussion about Cologuard with the FDA advisory committee members in March.  During 2013, we also focused on commercial readiness and operational excellence, and are well prepared for Cologuard’s launch, pending FDA approval.

“During 2014, we are focused on the launch of Cologuard, providing world-class service through our clinical lab to physicians and patients that increases screening compliance, and continuing to innovate to build future value,” Mr. Conroy said.

Fourth-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Thursday, Feb. 20, 2013, at 10 a.m. ET to discuss fourth-quarter and full-year 2013 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 19874919. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

License fees	$1,036	$1,036	$4,144	$4,144

Operating Expenses:
Research and development	6,713	10,439	27,678	42,131
General and administrative	3,687	2,815	13,649	9,900
Sales and marketing	2,902	1,824	9,578	4,755
	13,302	15,078	50,905	56,786

Loss from operations	(12,266)	(14,042)	(46,761)	(52,642)

Interest income	96	74	316	262
Interest expense	(16)	(20)	(69)	(41)

Net loss	$(12,186)	$(13,988)	$(46,514)	$(52,421)

Net loss per share - basic and diluted	$(0.17)	$(0.22)	$(0.69)	$(0.88)

Weighted average common shares outstanding - basic and diluted	70,757	63,582	67,493	59,481

EXACT SCIENCES CORPORATION Selected Unaudited Financial Information Condensed Consolidated Balance Sheet Data (Amounts in thousands)
	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$12,851	$13,345
Marketable securities	120,408	94,776
Prepaid expenses and other current assets	2,199	593
Property and equipment, net	11,169	3,405
Total assets	$146,627	$112,119

Liabilities and stockholders’ equity
Total current liabilities	$7,752	$11,455
Long term debt	1,000	1,000
Long term accrued interest	84	63
Obligations under capital lease, less current portion	360	711
Lease incentive obligation, less current portion	2,115	—
Deferred license fees, less current portion	—	295
Total stockholders’ equity	135,316	98,595
Total liabilities and stockholders’ equity	$146,627	$112,119